Exhibit 99.1

CONTACTS:

Metro One Telecommunications, Inc.

Duane Fromhart, Chief Financial Officer
(503) 643-9500

Financial Dynamics
Jason Golz
(Investors & financial media)
(415) 439-4532

METRO ONE ADDS NEW INDEPENDENT DIRECTORS

PORTLAND, Oregon — April 28, 2006 — Metro One Telecommunications, Inc. (Nasdaq: INFO) today announced the addition of three new members to its Board of Directors. The new independent members include Mary Oldshue, Elchanan (Nani) Maoz, and Murray Swanson.

“We are pleased to add significant strength and expertise to our Company as we move forward with a renewed commitment to our core business of directory assistance and data services,” said Jim Usdan, president and CEO. “We believe that the combined knowledge and experience of the new directors will aid Metro One’s efforts to rebuild the Company and return it to profitability.”

“Our management team is focused on rebuilding shareholder value by providing high quality, low cost directory assistance and data services. These new directors bring strength through new perspectives, energy, and varied backgrounds and are already applying their insights toward helping us reach our objectives,” concluded Usdan

Ms. Oldshue has served as a Principal of Arras Advisory Associated, a financial and business development service provider for the past 10 years. She has many years of experience serving in a variety of management roles in the real estate, banking and natural resources industries. She has also served a number of professional and civic organizations, including the Board of Trustees of Marylhurst University, the Community Council of the Center for Ethics in Healthcare, Oregon Health & Sciences University and the Columbia Regional Program Advisory Council. Ms. Oldshue holds a Bachelor’s degree from Vassar College.

Mr. Maoz is founder and Chairman of Everest Funds LP, an investment partnership, since its formation in 2000. Everest Special Situations Fund L.P., an affiliate of Everest Funds LP, is a 6.8% shareholder of Metro One. Mr. Maoz has held a number of management and other positions in the investment management and venture capital industries and also serves as a director of various civic and corporate organizations. He holds a Bachelor of Science degree from King’s College, University of London.

Mr. Swanson is founder and a Principal of Executive CFO, a financial and business development consultancy firm, since 2001. He has served as Managing Director and CEO of Sonera Corporation U.S., a communications services firm affiliated with Sonera Corporation of Helsinki, Finland as well as in executive management and director positions in a variety of telecommunications companies. He is a Certified Public Accountant and holds a Masters degree in Management from Northwestern University and a Bachelor of Science degree from Middle Tennessee State University.

About Metro One Telecommunications:

Metro One Telecommunications, Inc. is a developer and provider of Enhanced Directory Assistance and other enhanced telecom services. The Company operates call centers in the United States. Metro One handled approximately 231 million requests for information in 2005. For more information, visit the Metro One Telecommunications website at www.metro1.com.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements, including, but not limited to, factors detailed in the Company’s Securities and Exchange Commission filings. The forward-looking statements should be considered in light of these risks and uncertainties.

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